Ex-99.3 a)


May 15, 2001




Wells Fargo
11000 Broken Land Parkway
Columbia, MD  21044
Attn: Delana Pratt

RE:      Officer's Certificate
         Foreclosure and Abandonment IRS Filings
         SAMI 1998-12; 1999-2; 1998-9

Dear Master Servicer:

The undersigned officer certifies the following for the 2000 calendar year.

1. I have reviewed the activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to NorWest; no sub-servicer exists

2. I have confirmed that the Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

3. I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

4. To the best of my knowledge, all premiums for each Hazard insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

5. To the best of my knowledge, all real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to NorWest;

6. To the best of my knowledge, all Custodial Accounts have been reconciled and are properly funded; and

7. To the best of my knowledge, all annual reports of foreclosure and Abandonment of Mortgaged Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by:

/s/ Marc J. Hinkle
--------------------------------
Officer - Marc J. Hinkle


Vice President - Loan Servicing
-------------------------------
Title


4/19/2001
---------
Date



Ex-99.3 b)

                              OFFICER'S CERTIFICATE
                              ---------------------


The following shall certify, to the best of my knowledge, that (1) a review of the activities of the Master Servicer during the preceding fiscal year and of performance under this Agreement have been made under the supervision of an officer of IndyMac Bank, and that (2) IndyMac Bank, acting as Master Servicer, has fulfilled all of its obligations under this Agreement for such year, (3) a review of the activities of each Sub-Servicer, if any, and its performance under its Sub-Servicingt Agreement has been made under such Officer's supervision, and that (4) based on this review each Sub-Servicer has performed and fulfilled its duties, responsibilities and obligations under this Agreement and its Sub-Servicing Agreement.



                                                By  /s/ Robert M. Abramian
                                                    -------------------------
                                                    Robert M. Abramian
                                                    Vice President
                                                    Master Servicing Division



Prepared for:             Wells Fargo Bank (aka Norwest Bank of Minnesota, N.A.)

Date:                     May 4, 2001

Ref:                      SAMI Series 1999-2

                          Pooling and Servicing Agreement dated as of April 1, 1999 executed by Securitized Assets Mortgage Investment, Inc., as Seller, Cendant Mortgage Corporation and IndyMac, Inc., as Master Servicer, and Norwest Bank of Minnesota, National Association, as Trustee.